Exhibit 77D to Neuberger Berman Equity Funds
Form N-SAR - February 28, 2017
File Number: 811-00582
CIK Number: 0000044402
The prospectuses of Neuberger Berman Large Cap
Value Fund and Neuberger Berman Value Fund (the
"Funds") were amended to reflect that the Funds may use options, including writing (selling) calls against positions in the portfolio or writing (selling) puts on individual stocks, to attempt to enhance returns. Prior to December 10, 2016, the Funds did not invest in options as a principal investment strategy.